Exhibit (a)(1)(xi)

NEWS RELEASE

Ansell Limited A.B.N. 89 004 085 330

Level 3, 678 Victoria Street Richmond, Victoria 3121, Australia

GPO Box 772H Melbourne Victoria 3001, Australia

Telephone (+613) 9270 7270 Facsimile (+613) 9270 7300 www.ansell.com

13 December, 2004

ANSELL LIMITED ANNOUNCES RESULTS OF

OFF MARKET BUY-BACK

Ansell Limited announced the final results of its buy-back, or tender offer, to purchase up to A$155,000,000 worth of its Ordinary Shares (including Ordinary Shares held as American Depositary Shares (“ADSs”)). The offer expired at 5:00 p.m., Melbourne time, which was 1:00 a.m. U.S. Eastern Standard time, on Friday, December 10, 2004.

Based on the final count of the number of Ordinary Shares (including those underlying ADSs) accepted/tendered in the offer, 31,509,539 Ordinary Shares (including 45,239 Ordinary Shares held as ADSs) were properly tendered and not withdrawn at a price per share of A$9.20. The offer was over subscribed. Following purchase of the 16,847,345 Ordinary Shares (including those held as ADSs) pursuant to the offer, Ansell will have approximately 159,475,741 Ordinary Shares (including those held as ADSs) issued and outstanding.

This press release includes a “forward-looking statement” (within the meaning of the United States Securities Exchange Act of 1934, as amended) and information that is based on management’s beliefs as well as assumptions made by and information currently available to management. The forward-looking statement relates to our expectations and beliefs regarding a future event, specifically, the number of Ordinary Shares that will be outstanding following the completion of the offer, which is beyond our control. We believe that a number of important factors, risks and uncertainties could cause our actual results to differ from statements made in this release, including, without limitation, any variation in the number of Ordinary Shares accepted/tendered as determined by our share register, and other risk factors detailed in our filings with the SEC and ASX. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, planned for, estimated, expected or projected.

For further information:

Media	Investors & Analysts

Australia	USA	Australia

Peter Brookes Cannings Tel: (61) 0407 911 389 Email: pbrookes@cannings.net.au	Rustom Jilla Chief Financial Officer Tel: (1732) 345 5359 Email: rjilla@ansell.com	David Graham General Manager – Finance & Treasury Tel: (613) 9270 7215 or (61) 0401 140749 Email: dgraham@ap.ansell.com

Ansell Limited is a global leader in healthcare barrier protective products. With operations in the Americas, Europe and Asia, Ansell employs more than 11,000 people worldwide and holds leading positions in the natural latex and synthetic polymer glove and condom markets. Ansell operates in three main business segments: Occupational Healthcare, supplying hand protection to the industrial market; Professional Healthcare, supplying surgical and examination gloves to healthcare professionals; and Consumer Healthcare, supplying sexual health products and consumer hand protection. Information on Ansell and its products can be found at http://www.ansell.com.